Exhibit 5.1
(214) 953-0053
April 21, 2006
Prescient Applied Intelligence, Inc.
1247 Ward Avenue
West Chester, Pennsylvania 19380
RE:    Registration Statement on Form SB-2
Gentlemen:
     We have served as counsel for Prescient Applied Intelligence, Inc., a Delaware corporation (the “Company”), and certain stockholders of the Company (the “Selling Stockholders”) in connection with the Registration Statement on Form SB-2 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering the proposed sale from time to time by the Selling Stockholders of a maximum of 51,697,154 shares (the “Shares”) of Common Stock, $.001 par value, of the Company.
     With respect to the foregoing, we have examined such documents and questions of law as we have deemed necessary to render the opinions expressed below. Based upon the foregoing, we are of the opinion that the Shares currently outstanding, the Shares issuable upon conversion of the Series E Preferred Stock, the shares issuable upon conversion of the Series G Preferred Stock, and the Shares issuable upon exercise of the warrants, when sold and delivered in accordance with the Registration Statement, will be duly and validly issued and outstanding and fully paid and nonassessable.

Very truly yours, HALLETT & PERRIN, P.C.